LIFERATE SYSTEMS, INC.
                     7210 METRO BOULEVARD * EDINA, MN 55439
                      (612) 844-0599 * Fax: (612) 844-0797

November 10, 1997

APF, LLC
c/o Anthony P. Furnary, M.D.
7266 S.W. Eaton Court
Portland, OR 97225-6045

Dear Dr. Furnary:

Reference is made to (i) the Modification Agreement dated as of March 25, 1997 (the "Modification Agreement") by and among LifeRate Systems, Inc. (the "Company") and you relating to the amendment of certain terms set forth in the Prior Agreement (as such term is defined in the Modification Agreement); (ii) the Consulting Agreement dated as of March 25, 1997 between you and the Company (the "Consulting Agreement "); (iii) a Non-Statutory Stock Option Agreement, dated March 4, 1997 (the "Option Agreement"), covering options to purchase 550,000 shares of common stock, no par value ("Common Stock"); (iv) two Non-Statutory Stock Option Agreements, each dated March 4, 1997 (the "Other Option Agreements"), covering options to purchase an aggregate of 36,333 shares of Common Stock and (v) the Master Agreement dated as of March 25, 1997 between the Company, APF, LLC ("APF) and Dr. Furnary. As we have discussed, the investors in our impending private placement offering of approximately 9,000,000 shares of Common Stock (the "Shares") at $.50 per share and approximately 9,000,000 warrants (the "Warrants") to purchase shares of Common Stock (the "New Financing") are requiring, as a condition to closing that offering, that we obtain certain agreements from some of our major creditors.

Accordingly, notwithstanding anything in the Consulting Agreement, the Modification Agreement, the Prior Agreement, the Option Agreement, the Other Option Agreements or the Master Agreement to the contrary, we hereby request that you agree to the following modifications and amendments to the Consulting Agreement, the Modification Agreement, the Prior Agreement, the Option Agreement, the Other Option Agreements and the Master Agreement, which modifications and agreements are to become effective upon, and are subject to


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the consummation of, the first closing of the New Financing, which closing will relate to approximately 2,500,000 Shares and approximately 2,500,000 Warrants (the "First Closing"), on or before November 21, 1997:

         (i) Consulting Agreement. The Consulting Agreement is hereby terminated in its entirety effective as of the First Closing, and all rights, obligations and amounts owing or to become due and payable in the future by either party thereunder are extinguished and deemed satisfied.

         (ii) Modification Agreement and Prior Agreement. All "milestone royalty payments" payable by the Company under Section 6.2 of the Modification Agreement, in the aggregate amount of $450,000, shall be terminated and extinguished effective as of the First Closing.

         (iii) Option Agreements. The Option Agreement is revised, effective as of the First Closing, as follows: (x) the number of shares covered thereby is reduced from 550,000 shares to 200,000 shares and (y) the "Option Exercise Price" is changed to $1.00 per share (as so modified, the "Amended Option Agreement"). In addition, Dr. Furnary and APF agree not to sell or otherwise transfer any shares of Common Stock, purchased upon exercise of the Amended Option Agreement or the Other Option Agreements, before January 1, 2000.

         (iv) Anti-Dilution. There shall be no further adjustment to the Option Exercise Price of the Amended Option Agreement, nor shall there by any other anti-dilution adjustment in the number of shares purchasable thereunder, resulting from (x) the issuance of the Shares, the Warrants, shares of Common Stock underlying the Warrants and any Default Shares (as defined in the Securities Purchase Agreement pursuant to which the Shares shall be sold), (y) any and all conversions of existing debt of the Company into shares of Common Stock in connection with the New Financing and (z) any and all other transactions, including without limitation issuance's of options or warrants, or adjustments to the exercise prices of existing options, warrants or convertible notes that are being made in connection with the New Financing and set forth on Schedule 6(j) to the Securities Purchase Agreement (a copy of which Schedule is attached hereto).

         (v) Waiver of Board Seat. APF and Dr. Furnary permanently waive their rights under Section 7.4(a) of the Master Agreement to have Dr. Furnary nominated, and recommended to be elected, to the Company's Board of Directors; provided that nothing herein shall affect the right under
         Section 7.4(b) granted to Dr. Furnary to personally have "observer" status (which right is not assignable).

         (vi) Waiver of Registration Rights. From the date hereof and until January 1, 2000, APF and Dr. Furnary hereby waive all of their rights under Section 7 of the Amended Option Agreement and the Other Option Agreements to have the issuance of the Option Shares (as defined in the Amended Option Agreement and the Other Options Agreements) registered under the Securities Act of 1933, as amended.


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Except as modified above, the Modification Agreement, the Prior Agreement, the
Amended Option Agreement, the Other Option Agreements and the Master Agreement shall continue in full force and effect.

Please acknowledge your agreement to the foregoing by signing and returning the enclosed copy of this letter.

Very truly yours,

LIFERATE SYSTEMS, INC.

By: /s/ David J. Chinsky
   ---------------------
         President & CEO

                                    ACKNOWLEDGED AND AGREED TO
                                    THIS 15TH DAY OF NOVEMBER, 1997:
                                    APF, LLC

                                    By: /s/  Anthony P. Furnary, M.D.
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